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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         North American Scientific, Inc.
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    65715D100
                                    ---------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

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                                  SCHEDULE 13G

       CUSIP NO. 65715D100                             PAGE 2 OF 4 PAGES
-----------------------------------                   --------------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Irwin J. Gruverman
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/


--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

                      319,000**

                  --------------------------------------------------------------
                  6   SHARED VOTING POWER
   NUMBER OF
    SHARES            0
  BENEFICIALLY
    OWNED BY      --------------------------------------------------------------
     EACH
   REPORTING      7   SOLE DISPOSITIVE POWER
    PERSON
     WITH             319,000**

                  --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER

                      0

--------------------------------------------------------------------------------
9                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                      319,000**

--------------------------------------------------------------------------------
10                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                          /   /

                      N/A

--------------------------------------------------------------------------------
11                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      10.3%

--------------------------------------------------------------------------------
12                    TYPE OF REPORTING PERSON*

                      IN


--------------------------------------------------------------------------------
     **Includes 19,000 shares held in a fund of which the reporting person is general partner and 40,000 shares subject to outstanding options which are immediately exercisable.

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ITEM 1 (a)     Name of Issuer:
               North American Scientific, Inc.

ITEM 1 (b)     Address of Issuer's Principal Executive Offices:
               7435 Greenbush Avenue
               North Hollywood, CA 91605

ITEM 2 (a)     Name of Person Filing:
               Irwin J. Gruverman

ITEM 2 (b)     Address of Principal Business Office, or, if none, Residence:
               30 Ossipee Road
               Newton, MA 02464

ITEM 2 (c)     Citizenship:
               U.S.A.

ITEM 2 (d)     Title of Class of Securities:
               Common Stock, par value $0.01 per share

ITEM 2 (e)     CUSIP Number:
               65715D100

ITEM 3         Not Applicable.

ITEM 4         Ownership:

               The following information is provided as of December 31, 1996:

               (a)  Amount Beneficially Owned:   319,000*

               (b)  Percent of Class:    10.3%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 319,000*
                    (ii)  shared power to vote or to direct the vote: 0
                    (iii) sole power to dispose or to direct the disposition of:
                          319,000*
                    (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5         Ownership of Five Percent or Less of a Class:   Not Applicable

ITEM 6         Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company: Not Applicable

* Includes 19,000 shares held in a fund of which the reporting person is general partner and 40,000 shares subject to outstanding options which are immediately exercisable.

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ITEM 8         Identification and Classification of Members of the Group: Not
               Applicable

ITEM 9         Notice of Dissolution of Group: Not Applicable

ITEM 10        Certification: Not Applicable



SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      2/5/97
                              --------------------------------------------------
                                                       Date

                                            /s/ Irwin J. Gruverman
                              --------------------------------------------------
                                                     Signature

                                                Irwin J. Gruverman
                              --------------------------------------------------
                                                   Name/Title


ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
               CRIMINAL VIOLATIONS
               (SEE 18 U.S.C. 1001).